Filed Pursuant to
Rule 424(b)(3)
File No. 333-55846

PRICING SUPPLEMENT NO. 20 DATED
SEPTEMBER 13, 2002 TO PROSPECTUS
DATED FEBRUARY 26, 2001 AND PROSPECTUS
SUPPLEMENT DATED OCTOBER 31, 2001

BOEING CAPITAL CORPORATION

Series XI Medium-Term Notes
Due Nine Months or More From Date of Issue

                Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:	$10,000,000
Original Issue Date (Settlement Date):	September 17, 2002
Stated Maturity Date:	September 15, 2004
Base Rate:	LIBOR
Index Currency:	U.S. Dollars
Designated LIBOR Page:	LIBOR Telerate Page 3750
Spread:	Plus 75 basis points
Initial Interest Rate:	2.57% (including the Spread)
Index Maturity:	Three months
Interest Payment Dates:	Commencing December 16, 2002 and thereafter on the 15th calendar day of each March, June, September and December up to and including the Maturity Date
Interest Reset Period:	Quarterly
Calculation Agent:	Deutsche Bank Trust Company Americas
Interest Reset Dates:	The 15th calendar day of each March, June, September and December
Interest Determination Dates:	The second London Business Day preceding each Interest Reset Date
Type of Notes Issued:	[ X ] Senior Notes [ ] Fixed Rate Notes [ ] Subordinated Notes [ X] Floating Rate Notes
Optional Redemption:	[ ] Yes [ X ] No
Form of Notes Issued:	[ X ] Book-Entry Notes [ ] Certificated Notes
CUSIP Number:	09700WEB5

PURCHASE AS AGENT

                This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by Deutsche Bank Securities Inc. ("Deutsche Bank"). Net proceeds payable by Deutsche Bank to Boeing Capital Corporation (the "Company") will be 99.902% of the aggregate principal amount of the Notes or $9,990,200 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Deutsche Bank may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .098% or $9,800.

RECENT DEVELOPMENT

                On June 18, 2002, the Company’s Board of Directors authorized the issuance and sale from time to time of up to an additional $750,000,000 aggregate initial offering price of the Company’s Series XI Medium-Term Notes Due Nine Months or More From Date of Issue, increasing the overall amount of Series XI Medium-Term Notes that the Company may offer and sell pursuant to the accompanying prospectus supplement and prospectus by $750,000,000.